EXHIBIT 5.1

              FORM OF OPINION OF MORSE, ZELNICK, ROSE & LANDER, LLP

                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                            New York, New York 10022

                                                                  (212) 838-1177

                                November 15, 2000

Professional Detailing, Inc.
10 Mountainview Road
Upper Saddle River, NJ 07458

Dear Sirs:

      We have acted as counsel to Professional Detailing, Inc., a Delaware corporation (the "Company") in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register the offering by certain selling stockholders (as identified in the Registration Statement) of 1,131,194 shares of Common Stock.

      In this regard, we have reviewed the Certificate of Incorporation of the Company, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement, the other exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that each share of Common Stock being offered has been duly and validly authorized and is legally issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,


                                            MORSE, ZELNICK, ROSE & LANDER, LLP